Exhibit 10.2

FORM OF RESTRICTED STOCK UNIT AGREEMENT

GOVERNED BY THE TERMS, CONDITIONS AND LIMITATIONS OF THE ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN

This Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) certifies that the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted an unvested right to receive shares of Common Stock, $.001 par value per share, of the Company (the “RSUs”), payable as soon as administratively feasible following each of the following vesting dates, assuming the Participant is then employed by the Company, that is governed by the terms, conditions and limitations of the ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), as follows:

Name of Participant:	Paris Panayiotopoulos
Number of Shares:	200,000
Grant Date:	[●], 2016
Grant Price:	$.001 per Share

The RSUs shall vest as follows:

Scheduled Vesting Date	Portion Vesting on Such Date	Number of RSUs Vesting on Such Date
[Date], 2016	1/3	66,666
[Date], 2017	1/3	66,667
[Date], 2018	1/3	66,667

The RSUs are granted to the Participant as an inducement to serve as the Company’s Chief Executive Officer and President, in accordance with NASDAQ Listing Rule 5635(c)(4).  Although the RSUs are not granted under the 2014 Plan, they are subject to all the terms, conditions and limitations set forth in the 2014 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company as set forth below.  Except as expressly set forth in this Restricted Stock Unit Agreement, in the event of any conflict between the terms of this Restricted Stock Unit Agreement and the terms of any individual employment agreement between the Participant and the Company or any of its subsidiaries (the “Employment Agreement”), the terms of the Employment Agreement shall govern.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2014 Plan.

Grant Price. The Grant Price described above has been deemed to have been paid by services rendered to the Company by the Participant.

Tax Considerations. This award is intended to qualify as a “short-term deferral” exempt from Section 409A of the Internal Revenue Code of 1986, as amended. The Participant acknowledges and agrees that he is responsible for all federal, state and local taxes applicable to the Shares when issued and will by the date requested by the Company deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum withholding tax due.

If the Participant does not provide the Company with the required cash payment in a timely manner as set forth above, then the Company shall receive payment of the statutory minimum tax withholding as follows:

(a) if the Company believes that a sale of shares can be made in compliance with applicable securities laws including, but not limited to, through entering into a Rule 10b5-1 trading plan at a time when the Participant is not in possession of material nonpublic information, then the Company shall receive payment in cash through a brokerage sale by the Participant of a sufficient number of Shares to cover the statutory minimum tax withholding obligation of the Company, after deduction of the broker’s commission, and which sale provides for remittance directly by the broker to the Company of the cash necessary in order for the Company to satisfy its statutory minimum tax withholding obligation; or

(b) if the Participant cannot sell any Shares in accordance with (a) above, then the Company shall reduce the number of Shares to be issued to the Participant in an amount equal to the statutory minimum withholding tax due and payable by the Company using the Fair Market Value as set forth in Section 2(p) of the 2014 Plan.  Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, the Participant agrees that in the event that the amount of withholding tax owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s bi-weekly pay.

In witness whereof, the Company has caused this Restricted Stock Unit Agreement to be executed by its duly authorized officer.

ARIAD PHARMACEUTICALS, INC.	PARTICIPANT

By:

2